Exhibit 99.1
News Release

Contact:	Baker Hughes Incorporated
Gary R. Flaharty (713) 439-8039	P.O. Box 4740
H. Gene Shiels (713) 439-8822	Houston, Texas 77210-4740
Baker Hughes Announces Pricing of $1.25 Billion of Senior Notes
HOUSTON, Texas — October 23, 2008. Baker Hughes Incorporated (NYSE:BHI) announced today that it has sold $500 million of 6.50% Senior Notes that will mature November 15, 2013, and $750 million of 7.50% Senior Notes that will mature November 15, 2018. We expect to use a portion of the net proceeds to repay the Company’s outstanding 6.25% notes, which mature on January 15, 2009, and its outstanding 6.00% notes, which mature on February 15, 2009. The Company will use the remaining net proceeds from the offering for general corporate purposes, which could include repaying outstanding commercial paper and funding on-going operations, business acquisitions and repurchases of the Company’s common stock.
Interest is payable May 15 and November 15 of each year. The first interest payment will be made on May 15, 2009, and will consist of interest from closing to that date. The offering is expected to close on October 28, 2008.
The offering was underwritten by Banc of America Securities LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., who acted as joint book-running managers for the offering. The offering was made by means of a preliminary prospectus supplement, copies of which may be obtained from Banc of America Securities LLC, Capital Markets (Prospectus Fulfillment) by e-mail to dg.prospectus_distribution@bofasecurities.com or by mail to Banc of America Securities, LLC, Capital Markets Operations, 100 West 33rd Street, New York, NY 10001; Citigroup Global Markets Inc., Brookline Army Terminal, Attn: Prospectus Delivery Department, 140 58th Street, Brooklyn, NY 11220; or, J.P. Morgan Securities Inc., Post-Sale Fulfillment, Broadridge-Information Distribution Solutions, 1155 Long Island Avenue, Edgewood, NY 11717. An electronic copy of the preliminary prospectus supplement is available from the Securities and Exchange Commission’s website at www.sec.gov.
This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

Forward-Looking Statements
This news release (and oral statements made regarding the subjects of this release) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “Forward-Looking Statement”). The word “will,” “expected,” and similar expressions, are intended to identify forward-looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements including the successful closing. These forward-looking-statements are also affected by the risk factors described in the company’s Annual Report on Form 10-K for the year ended December 31, 2007; the company’s subsequent quarterly reports on Form 10-Q; and those set forth from time to time in our other filings with the Securities and Exchange Commission (“SEC”). The documents are available through the company’s website at www.bakerhughes.com/investor or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.
Baker Hughes provides reservoir consulting, drilling, formation evaluation, completion and production products and services to the worldwide oil and gas industry.
****

2